Exhibit 1.1

FOR IMMEDIATE RELEASE

Hutchison Telecommunications International Limited Announces
Cost-Saving Initiatives In Response to Unfavourable Environment

- Operational cost components are streamlined in Hong Kong
as part of a broader-based group-wide exercise -

(HONG KONG, 5 January 2005) –Hutchison Telecommunications International Limited (“Hutchison Telecom”; NYSE: HTX, SEHK: 2332) today announces that as part of its ongoing efforts to improve financial performance amid the increasingly difficult market environment globally, particularly in Hong Kong, it has reviewed the cost components of a number of its operations including Hong Kong where operations will be streamlined and certain functions such as network and IT services and maintenance, are being outsourced.

Around 270 positions in Hutchison Telecom Group companies in Hong Kong have become redundant due to continuous automation of functions and improvement in processes. In addition, around another 480 Hutchison Telecom Group companies’ staff in Hong Kong will leave to join the outsource companies or other Hutchison Group companies or become contractors. In total, there will be a reduction of around 750 staff, around 87% of whom are from the mobile operations.

Hutchison Telecom’s outsource partners in Hong Kong are NEC and HP. The outsourced activities to be performed by NEC will cover certain functions including maintenance of the Hutchison Telecom Hong Kong group’s mobile networks while those of HP will cover the maintenance and certain functions of the Hong Kong mobile IT division. Both arrangements will take effect on 10 January 2005 for a term of five years. HP also became the IT outsource partner of Hutchison Telecom in Thailand on 1 January 2005.

Chief Executive Officer of Hutchison Telecom Dennis Lui said, “Hong Kong is the most competitive market in the world with around seven million population served by six mobile operators. This coupled with the reduction and ultimate retrieval of our CDMA spectrum and the possible issuance of further licences in 2008 has driven us into a situation whereby we have to change our mode of operation to adapt to this unfavourably changing environment.”

The Hutchison Telecom Hong Kong companies’ severance packages to employees leaving the Hutchison Group exceed statutory requirements and outplacement assistance for these employees has been arranged.

The measures are intended to enhance the financial performance and organisational efficiency of the Hutchison Telecom companies. This is expected to translate into more cost-effective operations while maintaining or exceeding current service levels to customers.

Mr Lui added, “We wish to assure our customers that service levels in terms of responsiveness and access will not be compromised and we renew our commitment that Hutchison Telecom will continue to set new benchmarks for quality telecom services.”

“The current measures in Hong Kong are part of Hutchison Telecom’s broad-based group-wide programme which Thailand, Israel and other countries have been or will be undertaking. However, we are confident that our company will be able to adapt well to the increasingly unfavourable environment in Hong Kong and will remain exciting and dynamic, leading to good financial performance for shareholders,” continued Mr Lui.

- Ends -

For further information, please contact:

Hutchison Telecom Media Hotline +852 2123 1001

Email : pr@htil.com.hk

Hutchison Telecommunications International Limited (“Hutchison Telecom”) is a leading global provider of telecommunications services. The Company’s business is currently in eight markets around the world with over 11.58 million customers worldwide*.

Hutchison Telecom currently operates mobile and fixed telecom services in Hong Kong and mobile services in Macau, India, Israel, Thailand, Paraguay, Sri Lanka and Ghana. Hutchison Telecom was the first provider of 3G mobile services in Hong Kong, where it also provides broadband fixed-line services. Hutchison Telecom operates common brands across its business including “Hutch”, “3” and “Orange.” Hutchison Telecom is a listed company whose American depository shares are quoted on the New York Stock Exchange under the symbol “HTX” and shares are quoted on the Hong Kong Stock Exchange under the stock code “2332”.

A subsidiary of the Hong Kong-based Hutchison Whampoa Group, Hutchison Telecom is dedicated to providing superior telecommunications services in markets with high growth potential. For more information, please visit www.htil.com

*As at 30th September 2004

Forward-looking statements:

This release contains forward-looking statements. Statements that are not historical facts, including statements about Hutchison Telecom’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and Hutchison Telecom undertakes no obligation to update publicly any of them in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties. Hutchison Telecom cautions you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Additional information as to factors that may cause actual results to differ materially from Hutchison Telecom’s forward-looking statements can be found in Hutchison Telecom’s filings with the United States Securities and Exchange Commission.